Exhibit (a)(1)(D)
FORM OF EMAIL COMMUNICATION FROM
TASER TO ALL ELIGIBLE EMPLOYEES
IMPORTANT NEWS — PLEASE READ IMMEDIATELY
Today we commenced a stock option exchange program (“Stock Option Exchange Program”) that allows employees to exchange eligible stock options for New Options.
SHOULD YOU CHOOSE TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM, YOU MUST TAKE ACTION BY 11:59 P.M., EASTERN TIME, ON DECEMBER 27, 2010.
This email provides you with an overview of the Stock Option Exchange Program but does not contain all the information you should consider before deciding whether or not to participate in the Stock Option Exchange Program. You should carefully read the Offer to Exchange Outstanding Options for New Options (the “Offer to Exchange”) as well as the other offering materials contained in the Schedule TO (Tender Offer) we filed with the Securities and Exchange Commission on November 23, 2010 (collectively, the “Offering Materials”). The basic terms of the exchange offer can be found in Part III of the Offer to Exchange. The Offering Materials present the terms and conditions of the Stock Option Exchange Program, including the risks and benefits of participating in the program. The Offering Materials are available via email to Dan Behrendt, Chief Financial Officer, at dan@taser.com.
STOCK OPTION EXCHANGE PROGRAM INFORMATION
Below you’ll find some of the features of the Stock Option Exchange Program. Please take the time to educate yourself about the program by reviewing the Offering Materials available on the Stock Option Exchange Program website.
ELIGIBILITY
All employees who have unexercised options priced at $8.00 or above and are continuously employed by the Company throughout the exchange period are eligible to participate in the Stock Option Exchange Program. TASER executive officers and members of our Board of Directors are not eligible to participate in the Stock Option Exchange Program.

EXCHANGE DETAILS
          Exchange Ratio: Where the Company’s common stock price is $5.25 per share or less at the close of the Exchange Offer on December 27, 2010, the number of New Options that you receive will be based on the exercise prices of the eligible stock options you exchange using the appropriate exchange ratio below:

Exercise	Exchange Ratio
Price of Eligible	(New Options for
Stock Options	Eligible Stock Options)	Example
$8.00-$9.99	60%	600 New Options issued in exchange for 1,000 eligible stock options
$10.00-$14.99	40%	400 New Options issued in exchange for 1,000 eligible stock options
$15.00-$19.99	30%	300 New Options issued in exchange for 1,000 eligible stock options
$20.00 and above	20%	200 New Options issued in exchange for 1,000 eligible stock options
          Modified Exchange Ratio: In the event that TASER’s stock price exceeds $5.25 at the close of the exchange period, certain options will be exchanged pursuant to a modified Exchange Ratio (the “Modified Exchange Ratio”). If TASER’s stock is above $5.25 at the end of the Exchange Offer, the Modified Exchange Ratio is as follows:
          Modified Exchange Ratio to New Options

Exercise	Modified Exchange Ratio
Price of Eligible	(New Options for
Stock Options	Eligible Stock Options)	Example
$8.00-$9.99	70%	700 New Options issued in exchange for 1,000 eligible stock options
$10.00-$14.99	50%	500 New Options issued in exchange for 1,000 eligible stock options
$15.00-$19.99	30%	300 New Options issued in exchange for 1,000 eligible stock options
$20.00 and above	20%	200 New Options issued in exchange for 1,000 eligible stock options
          Note: fractional stock options will be rounded up
Some key features of the New Options will include:
•	Type of Option: Non-Qualified stock option

•	Vesting Period: New 36 month term, vesting in equal monthly installments

•	Option Term: New 10 year term

•	Strike Price: Closing sale price of TASER International, Inc. common stock, as reported on The NASDAQ Global Market, on the grant date of the New Option, which will be the first trading day following the closing of the exchange period, which we currently expect to be on or about DECEMBER 27, 2010.

TIMING
•	The exchange period begins today and will end at 11:59 p.m., Eastern Time, on December 27, 2010, unless TASER is required or decides to extend the exchange period expiration to a later date.

•	Employees who wish to participate in the Stock Option Exchange Program are encouraged to do so during the exchange period. Elections will not be accepted after 11:59 p.m., Eastern Time, on December 27, 2010, unless TASER is required or decides to extend the exchange period expiration to a later date. A physical — hard copy — of the Election Form will be made available to those employees who want to submit a hard copy Election Form. A form can be requested via email from Dan Behrendt, Chief Financial Officer, at dan@taser.com. Election Forms, in any form, will not be accepted once the exchange period closes.

•	Based on our expected timeline, employees will be granted a New Option on December 27, 2010 in exchange for each eligible stock option they elect to exchange.
HOW TO LEARN MORE
There are many things to consider when deciding whether or not to participate in this Stock Option Exchange Program. We encourage you to carefully read all of the Offering Materials located on the Stock Option Exchange Program website for more information and instructions on how to participate in the program, change a prior election, and withdraw your election before the end of the exchange period.
TASER International, Inc. makes no recommendation as to whether you should participate in the Stock Option Exchange Program. You must make your own decision. We encourage you to speak with your financial, legal, and/or tax advisors as necessary, before deciding whether to participate in this program.
If you have any questions about the Stock Option Exchange Program, please contact Dan Behrendt, Chief Financial Officer, at (480) 905-2002.